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                                                                   EXHIBIT 10.44


                        AMENDMENT TO EMPLOYMENT AGREEMENT


         This First Amendment to Employment Agreement ("First Amendment"), dated as of March 31, 1996, by and between CARL KARCHER ENTERPRISES, INC., a California corporation (the "Company") and C. THOMAS THOMPSON (the "Executive").

                                   WITNESSETH:

         WHEREAS, the parties hereto made and entered into a written Employment Agreement, dated November 8, 1994 ("Agreement");

         WHEREAS, the parties hereto desire, and it is in the best interests of each party, to amend the Agreement;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

         1. Paragraph 3, EMPLOYMENT TERM, is amended to extend the Employment Term from October 31, 1996 until the close of business on March 31, 1999.

         2. Paragraph 4, COMPENSATION, is amended as follows:

                  a. BASE COMPENSATION. Commencing April 1, 1996, and subject to the other provisions of this First Amendment, the Company shall pay the Executive an annual base salary as compensation for his services hereunder of $285,000 ("Base Salary"), payable in equal installments not less often than once in each calendar month. The Base Salary shall be increased to $325,000 for the fiscal year ending January 26, 1998 if the Executive earns a bonus of $150,000 or greater for the fiscal year ending January 27, 1997. The Base Salary shall be increased to $350,000 for the fiscal year ending January 25, 1999 if the Executive earns a bonus of $150,000 or greater for the fiscal year ending January 26, 1998.

                  b. BONUS. In addition to the current bonus for the Second Year provided for under the Agreement, Executive shall be entitled to a one time cash bonus based on performance criteria specified by the Company's Compensation Committee. During the extended Employment Term, Company also shall pay Executive, as additional compensation, an annual bonus based on performance criteria specified by the Company's Compensation Committee.

                  c. VACATION. During each of the remaining calendar years of the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation time.
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         3. Paragraph 5, REIMBURSEMENT OF EXPENSES INCURRED IN PERFORMANCE OF
EMPLOYMENT, is amended by adding the following new sentence following the second sentence of the second paragraph, ending with "temporary housing allowance of $2,000 per month," and deleting the balance of the paragraph:

         "If during the Employment Term the Executive relocates his primary residence to Southern California (defined as Los Angeles County and south), the $2,000 per month payable as a temporary housing allowance will be added to Executive's Base Salary."

         4. Except as specifically set forth above, the Agreement and the terms and conditions thereof, will remain in full force and effect. From and after the date of execution of this First Amendment, all references to the Agreement shall be deemed to be references to the Agreement as amended hereby.

         IN WITNESS WHEREOF, the parties have executed this First Amendment on the day and year first above written.


CARL KARCHER ENTERPRISES, INC.,                      EXECUTIVE
a California corporation

/s/ Robert A. Wilson                                 /s/ C. Thomas Thompson
- -------------------------------                      -------------------------
By:  Robert A. Wilson                                C. Thomas Thompson
Its:  Vice President and General Counsel